AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment”) dated as of December 31, 2021 (the “Effective Date”) to the Amended and Restated Committed Facility Agreement dated as of March 6, 2019 by and between GUGGENHEIM STRATEGIC OPPORTUNITIES FUND (“Customer”), on the one hand, and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“BNPP PB”), on the other.

WHEREAS, BNPP PB (as succcsesor in interest to BNP Paribas Prime Brokerage Inc.) and Customer have previously entered into a Committed Facility Agreement dated as of November 20, 2008, as amended from time to time (the “Original Agreement”).

WHEREAS, BNPP PB and Customer previously amended and restated the Original Agreement by entering into the Amended and Restated Committed Facility Agreement, dated as of March 6, 2019 (as may be further amended, supplemented, or otherwise modified from time to time, the “Amended and Restated CFA”).

WHEREAS, the parties desire to amend the Amended and Restated CFA as provided herein.

NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BNPP PB and the Customer agree as follows:

1.	Amendment to Definitions

In Section 1(h) of the Amended and Restated CFA, the definition of “Maximum Commitment Financing” is hereby amended by deleting in its entirety the definition currently appearing therein and replacing it with the following:

“Maximum Commitment Financing” means USD $400,000,000; provided, however, that (i) Customer may, upon one (1) Business Day’s prior written notice to BNPP PB, reduce the Maximum Commitment Financing at any time during a calendar month by an amount no greater than 20% of the Financing Cap; provided that the Maximum Commitment Financing shall never be less than 80% of the Financing Cap at any time during such calendar month unless Customer satisfies (ii) hereof; and (ii) Customer may reduce the Maximum Commitment Financing by any amount, upon thirty (30) calendar days prior written notice to BNPP PB. In addition, Customer may, subject to BNPP PB’s approval, subsequently increase the Maximum Commitment Financing upon one (1) Business Day’s prior written notice to BNPP PB provided that the Maximum Commitment Financing shall not exceed USD $800,000,000.00 (the “Financing Cap”).

2.	Representations

Each party represents to the other party that all representations contained in the Amended and Restated CFA are true and accurate in all material respects as of the date of this Amendment (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and accurate in all material respects as of such earlier date), and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Amended and Restated CFA.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

/s/ Mohamed Adil El Batji

Name:  Mohamed Adil El Batji

Title: Managing Director

/s/ Robert Lakeman

Name: Robert Lakeman

Title: Managing Director

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

/s/ John L. Sullivan

Name: John L. Sullivan
Title: Chief Financial Officer

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Name:

Title:

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